Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2017 RESULTS

TULSA, OK — (BUSINESS WIRE) — March 13, 2018 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) today announced its fourth quarter and full year 2017 results.

Fourth Quarter and Full-Year 2017 Highlights and Recent Key Items

•                  Announced a proposed combination with SandRidge Energy, Inc. (“SandRidge”) in an at-market, all-stock transaction with potential annual cost-saving synergies in excess of $70 million from highly complementary assets

•                  Engaged in ongoing discussions with SandRidge on the proposed combination

•                  Set market-focused strategy aimed at reducing costs, generating substantial free cash flow, improving liquidity and focusing activity to maximize optionality

•                  Reported a net loss of $85.1 million, or $3.39 loss per share, in 2017, which included a non-cash ceiling-test impairment of $125.3 million related to the application of the Company’s market-focused strategy and one-rig drilling program in the year-end 2017 reserve report

•                  Announced year-end 2017 SEC proved reserves of 108.9 million barrels of oil equivalent (MMBoe); utilizing March 9, 2018 strip pricing, the Company’s year-end 2017 proved reserves had a net present value discounted at 10% (PV-10) of approximately $600.1 million, an increase of approximately $40 million from year-end 2017 SEC pricing

•                  Achieved total Company production of 21,217 barrels of oil equivalent per day (BOEPD) in the fourth quarter of 2017, of which 82% was in the Mississippian Lime, with the balance in the Anadarko Basin

•                  Generated Adjusted EBITDA of $33.9 million in the fourth quarter of 2017, an increase of 12% over $30.2 million in the prior quarter; full-year 2017 Adjusted EBITDA totaled $128.2 million

•                  Disclosed a 2018 capital budget of $100 million to $120 million with a one-rig drilling program

•                  Completed workforce reduction in January 2018 to streamline G&A with current activity; reducing adjusted cash G&A expense by $3 million to $5 million annually (excluding one-time severance costs)

•                  Executed $50 million pay-down to RBL facility in March 2018; reducing annualized interest expense by approximately $3 million

David Sambrooks, President and Chief Executive Officer, commented, “During the second half of 2017, we made several key strategic decisions to streamline our Company with a focus on the Miss Lime and to pursue a drilling and development program that will be return driven and fully funded with internally generated cash flow.  By committing to a single-rig drilling program for the foreseeable future, we will be able to generate free cash flow, but as a result, we had to reclassify a portion of our proved undeveloped reserves to probable which created a non-cash impairment during the fourth quarter. We continue to rationalize our portfolio and last year we sold our non-core assets in Lincoln County, Oklahoma, and will conclude our Anadarko Basin strategic review process soon.   The continued execution of our strategy to generate free cash flow will further enhance our very strong financial foundation and provide maximum optionality to drive shareholder value.”

Mr. Sambrooks continued, “As we enter 2018 with stronger commodity prices, a clean balance sheet, and a strategic direction that is focused on free cash flow generation, the outlook for Midstates is clearly the best it has been in many years. Even with our confidence in the future for Midstates as a standalone company, we believe there are significant benefits from an at-market, all-stock merger with SandRidge. Combining these two companies would form a stronger, more formidable company and deliver undeniable benefits to all stakeholders. The strategic fit and geographic overlap of both companies’ assets in the Mid-Con builds critical mass, creates significant synergies, and generates attractive risk-adjusted returns, while having options for growth in the Miss Lime, NW STACK, and North Park assets. The combined company will have zero net debt, strong liquidity, and forecasted free cash flow generation of up to $400 million over the next five years.”

(Adjusted EBITDA, Adjusted Cash Operating Expenses, and Adjusted Cash General and Administrative Expenses are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” in the tables below.)

Production and Pricing

Production during the fourth quarter of 2017 totaled 21,217 BOEPD, compared with 21,358 BOEPD during the third quarter of 2017. Production from the Company’s Mississippian Lime properties contributed approximately 82%, or 17,327 BOEPD, and the Anadarko Basin properties contributed approximately 18%, or 3,890 BOEPD.  For the total Company, oil volumes comprised 30% of total production, natural gas liquids (NGLs) 23%, and natural gas 47% during the fourth quarter of 2017.

In the fourth quarter of 2017, Midstates’ average realized price per barrel of oil, before realized commodity derivatives, was $54.43 ($53.49 with realized derivatives), while its average realized price for NGLs sales was $27.42 per barrel (there were no NGL hedges in place during the fourth quarter).  Natural gas averaged $2.44 per thousand cubic feet (Mcf) ($2.67 with realized derivatives).  Detailed comparisons of commodity prices by period and region are included in the tables below.

Oil, NGLs and natural gas sales revenues in the fourth quarter of 2017 were $57.5 million, before the impact of derivatives, compared to $51.8 million in the third quarter of 2017. The loss on derivatives for the fourth quarter of 2017 was $5.1 million, compared with a $3.6 million loss during the third quarter of 2017.

Hedging Update

To reduce downside commodity price risk and protect cash flow, Midstates has entered into a number of swaps, collars, and 3-way collars to hedge a portion of the Company’s oil and natural gas revenues through 2019. A summary of the Company’s hedges is included in the below table.

	NYMEX WTI
	Fixed Swaps		Collars			Three Way Collars
	Hedge Position (Bbls)	Weighted Avg Strike Price	Hedge Position (Bbls)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Hedge Position (Bbls)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Weighted Avg Sub-Floor Price
Quarter Ended:
December 31, 2017(1)(2)	276,000	$53.58	46,000	$60.00	$50.00	115,000	$62.80	$50.00	$40.00
March 31, 2018(1)	99,000	$50.61	—	$—	$—	225,000	$62.14	$50.00	$40.00
June 30, 2018(1)	145,600	$51.22	—	$—	$—	182,000	$60.65	$50.00	$40.00
September 30, 2018(1)	92,000	$50.38	—	$—	$—	184,000	$59.93	$50.00	$40.00
December 31, 2018(1)	92,000	$50.38	—	$—	$—	46,000	$56.70	$50.00	$40.00
March 31, 2019(1)	—	$—	—	$—	$—	45,000	$56.20	$50.00	$40.00
June 30, 2019(1)	—	$—	—	$—	$—	45,500	$56.20	$50.00	$40.00
September 30, 2019(1)	—	$—	—	$—	$—	46,000	$56.20	$50.00	$40.00
December 31, 2019(1)	—	$—	—	$—	$—	46,000	$56.20	$50.00	$40.00

	NYMEX HENRY HUB
	Fixed Swaps		Collars			Three Way Collars
	Hedge Position (MMBtu)	Weighted Avg Strike Price	Hedge Position (MMBtu)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Hedge Position (MMBtu)	Weighted Avg Ceiling Price	Weighted Avg Floor Price	Weighted Avg Sub-Floor Price
Quarter Ended:
December 31, 2017(1)	1,907,000	$3.43	551,000	$3.84	$3.23	610,000	$4.30	$3.25	$2.50
March 31, 2018(1)(3)	1,350,000	$3.47	—	$—	$—	1,530,000	$4.38	$3.25	$2.50
June 30, 2018(1)	—	$—	—	$—	$—	1,365,000	$3.40	$3.00	$2.50
September 30, 2018(1)	—	$—	—	$—	$—	1,380,000	$3.40	$3.00	$2.50
December 31, 2018(1)	—	$—	—	$—	$—	1,380,000	$3.40	$3.00	$2.50
March 31, 2019(1)	—	$—	—	$—	$—	1,350,000	$3.40	$3.00	$2.50

(1)          Positions shown represent open commodity derivative contract positions as of December 31, 2017.

(2)          During the second quarter of 2017, the Company entered into long call oil trades to offset its three way collar short calls for the second half of 2017.

(3)          During the second quarter, the Company entered into natural gas three way collars with long call ceilings in order to offset its Q1 2018 natural gas fixed swaps.

Proved Reserves

Midstates’ reserves were fully engineered by its third-party independent reserve consultant, Cawley, Gillespie & Associates, Inc.  The Company’s estimated proved reserves for year-end 2017 totaled 108.9 MMBoe, which consisted of 64.5 MMBoe of proved developed reserves and 44.5 MMBoe of proved undeveloped (PUD) reserves. Total proved reserves were comprised of 29% oil, 23% NGLs, and 48% natural gas. Geographically, 92% are in the Mississippian Lime in Oklahoma and 8% are in the Anadarko Basin in Oklahoma and Texas.  Consistent with the Company’s strategy to prudently develop the Mississippian Lime assets and generate free cash flow, Midstates reduced the forward rig count assumptions in its reserve report to match the current one-rig development program within the SEC five-year window.  As a result, the Company’s PUD reserve locations decreased year-over-year to 139 locations at year-end 2017 from 274 locations at year-end 2016.  Additionally, the Company’s Mississippian Lime PUD type curve was reduced approximately 10%, to 450 MBoe from 512 MBoe, at year-end 2017.

At year-end 2017, Midstates’ proved reserves, as prepared utilizing SEC pricing, had a PV-10 of $558.1 million.  Utilizing March 9, 2018 strip pricing, the Company’s year-end 2017 proved reserves had a PV-10 of approximately $600.1 million.

	Oil (MBls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	PV-10 (in millions)
Mississippian Lime:
Proved developed producing	12,606	148,052	11,359	48,640	$333,398
Proved developed non-producing	1,822	21,605	1,680	7,103	40,191
Proved undeveloped	13,866	125,169	9,729	44,457	131,360
Total	28,294	294,826	22,768	100,200	$504,949
Anadarko Basin:
Proved developed producing	2,840	20,893	2,425	8,747	$53,183
Proved developed non-producing	—	—	—	—	—
Proved undeveloped	—	—	—	—	—
Total	2,840	20,893	2,425	8,747	$53,184
Total Proved	31,134	315,719	25,193	108,947	$558,132

Costs and Expenses

Adjusted Cash Operating Expenses (which excludes debt restructuring and advisory fees, as well as severance costs) for the fourth quarter of 2017 were $24.9 million, or $12.77 per Boe, compared with $26.0 million, or $13.22 per Boe, in the third quarter of 2017. The decrease in the fourth quarter of 2017 compared with the third quarter of 2017 was attributable to lower general and administrative costs.

Lease operating and workover expenses (LOE) totaled $15.2 million, or $7.80 per Boe, in the fourth quarter of 2017, compared with $15.7 million, or $7.97 per Boe, in the third quarter of 2017.  Fourth quarter 2017 LOE decreased compared to third quarter of 2017 primarily due to reduced contract labor and workover expenses. Full year 2017 LOE averaged $7.83 per Boe.

Severance and other taxes for the fourth quarter of 2017 were $2.7 million, or $1.38 per BOE (4.7% of oil, NGL and natural gas sales revenue), compared to $2.4 million, or $1.20 per BOE (4.5% of oil, NGL and natural gas sales revenue) in the third quarter of 2017. In May 2017, new legislation was signed into law in Oklahoma that increased the incentive tax rate from 1% to 4% on wells that commenced production between July 1, 2011 and July 1, 2015. Additionally, in November 2017, new legislation was signed into law in Oklahoma that increased the 4% incentive tax rate to 7% effective with December 2017 production.

In January 2018, to better align our general and administrative expense with our current activity level, Midstates completed a workforce reduction that will result in annualized adjusted cash G&A expense savings of $3 million to $5 million (excluding one-time severance costs).  G&A expenses for the fourth quarter of 2017 totaled $6.3 million, or $3.20 per Boe, compared to $7.3 million, or $3.69 per Boe, in the third quarter of 2017.  Fourth quarter 2017 and third quarter 2017 general and administrative expenses included net non-cash share-based compensation expense of $2.1 million, or $1.07 per Boe, and $2.8 million, or $1.44 per Boe, respectively. Adjusted cash general and administrative expenses, which excludes non-cash share-based compensation and certain non-recurring items, but includes capitalized general and administrative costs, totaled $4.1 million, or $2.12 per Boe for the fourth quarter of 2017, compared to $5.2 million, or $2.64 per Boe, in the third quarter of 2017.  Fourth quarter 2017 adjusted cash general and administrative expenses decreased compared to third quarter of 2017 primarily due to lower employee costs. Full year 2017 adjusted cash general and administrative expenses averaged $2.48 per Boe.

Depreciation, depletion and amortization expense for the fourth quarter of 2017 totaled $19.4 million, or $9.92 per Boe, compared to $15.2 million, or $7.72 per Boe in the third quarter of 2017.

During the fourth quarter of 2017, the Company recognized a $125.3 million non-cash impairment charge in conjunction with the reduced forward rig count assumptions, as discussed above.

Interest expense totaled $1.7 million (net of amounts capitalized) for the fourth quarter of 2017, compared to $1.6 million in the third quarter of 2017.  The Company capitalized $0.4 million in interest to unproved properties in each of the fourth and third quarters of 2017.

The Company did not record an income tax expense or benefit during the fourth quarter or full year 2017 and had an effective tax rate of 0%.

Capital Expenditures

In the fourth quarter of 2017, the Company invested $33.6 million of operating capital, predominantly devoted to the Mississippian Lime assets.

The following table provides operational capital spending by area as well as a reconciliation to total capital expenditures for the three months and full year ended December 31, 2017 (in thousands):

	For the Three Months Ended December 31, 2017	For the Year Ended December 31, 2017
Drilling and completion activities	$31,779	$121,753
Acquisition of acreage and seismic data	1,775	9,523
Operational capital expenditures incurred	$33,554	$131,276
Capitalized G&A, office, ARO & other	1,159	6,671
Capitalized interest	387	2,441
Total capital expenditures incurred	$35,100	$140,388

	For the Three Months Ended December 31, 2017	For the Year Ended December 31, 2017
Mississippian Lime	$33,319	$128,808
Anadarko Basin	235	2,468
Total operational capital expenditures incurred	$33,554	$131,276

Operational Update

Mississippian Lime Update

Key Highlights:

•                  Produced an average of 17,327 BOEPD in the fourth quarter of 2017, of which 29% was oil, 22% NGLs, and 49% natural gas

•                  Full year 2017 production averaged 18,181 BOEPD, of which 28% was oil, 24% NGLs, and 48% natural gas

•                  Spud 9 wells and placed 5 wells online during the fourth quarter of 2017; spud 32 wells and placed 26 wells online in 2017

•                  Incurred average drilling, completion and facility costs of $3.2 million for wells brought online in 2017

During the fourth quarter 2017, the Company continued exploring options to maximize individual well performance by increasing the number of frac stages from approximately 17 stages to as many as 25 stages during its completion operations.  This resulted in increased average well cost for its trial wells to $3.3 million per well, increasing the year-to-date average cost per well from $2.8 million in the first half of 2017 to $3.2 million for the full year 2017.  Production results from this pilot program are currently being evaluated and the completion design optimization program is expected to continue in 2018.

Further, in conjunction with the appointment of David Sambrooks as President and Chief Executive Officer on November 1, 2017, a strategic review of all areas of operations was initiated.  As part of this study, along with the reduction of the rig count from two rigs to a one rig program, completion of new wells were temporarily delayed pending a review of completion techniques.  By early March 2018, a modified design was executed on six of the wells that had been awaiting completion.  Pending review of the production results, decisions regarding completion design will be made on our remaining five drilled uncompleted wells.

During 2017, the Company brought online three additional non-Arbuckle saltwater disposal injection wells in Woods and Alfalfa Counties, Oklahoma. The Company has subsequently added another non-Arbuckle saltwater disposal injection well in February 2018 in Alfalfa County, Oklahoma.  The Company is currently operating 11 non-Arbuckle injection wells in Woods and Alfalfa Counties, Oklahoma, with a total permitted injection capacity of approximately 240,000 barrels of water per day.  The Company’s total permitted injection capacity in Woods and Alfalfa Counties, Oklahoma, which may differ from actual injection capacity due to operational constraints, is approximately 372,000 barrels of water per day, with a current disposal rate into all formations of approximately 165,000 barrels of water per day.

Anadarko Basin Update

Midstates has engaged SunTrust to explore strategic alternatives for its Anadarko Basin producing properties.  The Company will retain the NW STACK undeveloped acreage in Dewey County, Oklahoma.

The Company’s Anadarko Basin assets averaged production of 3,890 BOEPD in the fourth quarter of 2017, of which 35% was oil, 27% NGLs, and 38% natural gas.

Balance Sheet and Liquidity

On December 31, 2017, the Company’s liquidity was approximately $108.5 million, consisting of cash and cash equivalents of $68.5 million and $40.0 million available under its credit facility. Its long-term debt was $128.1 million, resulting in net debt of approximately $59.6 million.

On November 1, 2017, Midstates announced that the Company’s borrowing base under its revolving credit facility was reaffirmed at $170 million.  The agreement with its bank group excludes the Company’s Anadarko Basin assets in Texas and Oklahoma from the redetermination of the borrowing base. The next scheduled borrowing base redetermination will occur on or about April 1, 2018.

In early March 2018, the Company made a $50 million pay-down to the outstanding RBL balance with cash on hand.  This will reduce annualized interest expense by approximately $3 million.

Fresh Start Accounting

The Company adopted fresh start accounting as of October 21, 2016, the date the Company emerged from its Chapter 11 reorganization. Adopting fresh start accounting results in a new reporting entity for financial reporting purposes and as a result, the Company allocated its reorganization value to its individual assets, including oil and gas property, plant and equipment, based upon their estimated fair values as of that date, and its historical retained deficit was eliminated. Due to the application of fresh start accounting, the Company’s consolidated financial statements on or after October 21, 2016 are not comparable with its consolidated financial statements prior to that date. References to “Successor” refer to the Company after the adoption of fresh start accounting, while references to “Predecessor” refer to the Company prior to adoption. Please refer to the Company’s Annual Report on Form 10-K filed on March 30, 2017 for further information regarding Midstates’ emergence from Chapter 11 restructuring and its application of fresh start accounting.

Conference Call Information

The Company will host a conference call to discuss fourth quarter and year-end 2017 results on Wednesday, March 14, at 8:30 a.m. Eastern time (7:30 a.m. Central time). Participants may join the conference call by dialing (877) 645-4610 (for U.S. and Canada) or (707) 595-2723 (International). The conference call access code is 3056599 for all participants. To listen via live web cast, please visit the Investor Relations section of the Company’s website, www.midstatespetroleum.com.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available for approximately 30 days and can be accessed by dialing (855) 859-2056 (for U.S. and Canada) or (404) 537-3406 (International). The conference call audio replay access code is 3056599 for all participants. The audio replay will also be available in the Investors section of the Company’s website approximately two hours after the conclusion of the call and remain available for approximately 30 calendar days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements that are not statements of historical fact, including statements regarding the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, resource potential, drilling locations, prospects and plans and objectives of management, are considered forward-looking statements. Without limiting the generality of the foregoing, these statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Although the Company believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, the Company gives no assurance that these plans, intentions or expectations will be achieved when anticipated or at all.  Moreover, such statements are subject to a number of factors, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These factors include, but are not limited to variations in the market demand for, and prices of, oil and natural gas; uncertainties about the Company’s estimated quantities of oil and natural gas reserves, resource potential and drilling locations; the adequacy of the Company’s capital resources and liquidity; general economic and business conditions; weather-related downtime; failure to realize expected value creation from property acquisitions; uncertainties about the Company’s ability to replace reserves and economically develop its current reserves; risks related to the concentration of the Company’s operations; drilling results; and potential financial losses or earnings reductions from the Company’s commodity derivative positions.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$68,498	$76,838
Accounts receivable:
Oil and gas sales	32,455	36,988
Joint interest billing	3,297	4,281
Other	166	2,456
Commodity derivative contracts	162	—
Other current assets	1,510	3,326
Total current assets	106,688	123,889
PROPERTY AND EQUIPMENT:
Oil and gas properties, on the basis of full-cost accounting
Proved properties	765,308	573,150
Unproved properties not being amortized	7,065	65,080
Other property and equipment	6,508	6,339
Less accumulated depreciation, depletion and amortization	(204,419)	(12,974)
Net property and equipment	574,462	631,595
OTHER NONCURRENT ASSETS	6,978	5,455
TOTAL	$688,128	$760,939
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,547	$2,521
Accrued liabilities	42,842	53,731
Commodity derivative contracts	3,433	—
Total current liabilities	57,822	56,252
LONG-TERM LIABILITIES:
Asset retirement obligations	15,506	14,200
Commodity derivative contracts	562	—
Long-term debt	128,059	128,059
Other long-term liabilities	592	614
Total long-term liabilities	144,719	142,873

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued or outstanding at December 31, 2017	—	—
Warrants, 6,625,554 warrants outstanding at December 31, 2017 and 2016	37,329	37,329
Common stock, $0.01 par value, 250,000,000 shares authorized; 25,272,969 shares issued and 25,173,346 shares outstanding at December 31, 2017 and 24,994,867 shares issued and outstanding at December 31, 2016	253	250
Treasury stock	(1,603)	—
Additional paid-in-capital	524,755	514,305
Retained earnings (deficit)	(75,147)	9,930
Total stockholders’ equity	485,587	561,814
TOTAL	$688,128	$760,939

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Successor			Predecessor
	For the Three	For the	For the Period October 21, 2016	For the Period January 1, 2016
	Months Ended December 31, 2017	Year Ended December 31, 2017	through December 31, 2016	through October 20, 2016
REVENUES:
Oil sales	$31,586	$117,083	$25,549	$112,628
Natural gas liquid sales	12,532	44,112	8,391	27,473
Natural gas sales	13,387	59,708	13,635	48,318
Gains (losses) on commodity derivative contracts—net	(5,108)	3,659	—	—
Other	947	4,191	950	4,809
Total revenues	53,344	228,753	48,525	193,228
EXPENSES:
Lease operating and workover	15,223	63,287	15,324	52,803
Gathering and transportation	3,480	14,507	3,194	14,362
Severance and other taxes	2,701	8,869	1,286	5,210
Asset retirement accretion	267	1,100	210	1,414
Depreciation, depletion, and amortization	19,361	65,832	12,974	62,302
Impairment in carrying value of oil and gas properties	125,300	125,300	—	232,108
General and administrative	6,250	29,352	4,864	22,362
Acquisition and transaction costs	—	—	—	—
Debt restructuring costs and advisory fees	—	—	—	7,590
Other	—	—	—	—
Total expenses	172,582	308,247	37,852	398,151
OPERATING INCOME (LOSS)	(119,238)	(79,494)	10,673	(204,923)
OTHER INCOME (EXPENSE):
Interest income	9	9	—	81
Interest expense—net of amounts capitalized (Predecessor Period excludes interest expense of $89.5 million on senior and secured notes)	(1,738)	(5,592)	(743)	(66,360)
Reorganization items, net	—	—	—	1,594,281
Total other income (expense)	(1,729)	(5,583)	(743)	1,528,002
INCOME (LOSS) BEFORE TAXES	(120,967)	(85,077)	9,930	1,323,079
Income tax expense	—	—	—	—
NET INCOME (LOSS)	$(120,967)	$(85,077)	$9,930	$1,323,079
Predecessor preferred stock dividend	—	—	—	—
Predecessor participating securities—non-vested restricted stock	—	—	—	(16,522)
Successor participating securities—non-vested restricted stock	—	—	(280)	—
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(120,967)	$(85,077)	$9,650	$1,306,557
Basic and diluted net income (loss) per share attributable to common shareholders	$(4.78)	$(3.39)	$0.39	$122.74
Basic and diluted weighted average number of common shares outstanding	25,253	25,119	25,009	10,645

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Series A Preferred Stock	Common Stock	Warrants	Treasury Stock	Additional Paid-in-Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
Balance as of December 31, 2014 (Predecessor)	$3	$70	$—	$(2,592)	$882,528	$(414,147)	$465,862
Share-based compensation	—	3	—	—	5,753	—	5,756
Acquisition of treasury stock	—	—	—	(489)	—	—	(489)
Net loss	—	—	—	—	—	(1,797,195)	(1,797,195)
Conversion of preferred shares	(3)	37	—	—	(34)	—	—
Balance as of December 31, 2015 (Predecessor)	$—	$110	$—	$(3,081)	$888,247	$(2,211,342)	$(1,326,066)
Share-based compensation	—	(6)	—	—	3,045	—	3,039
Acquisition of treasury stock	—	—	—	(53)	—	—	(53)
Net income	—	—	—	—	—	1,323,079	1,323,079
Balance as of October 21, 2016 (Predecessor)	$—	$104	$—	$(3,134)	$891,292	$(888,263)	$(1)
Cancellation of predecessor equity	—	(104)	—	3,134	(891,292)	888,263	1
Balance as of October 21, 2016 (Predecessor)	$—	$—	$—	$—	$—	$—	$—
Issuance of successor common stock	—	247	—	—	510,905	—	511,152
Issuance of successor warrants	—	—	37,329	—	—	—	37,329
Balance as of October 21, 2016 (Successor)	$—	$247	$37,329	$—	$510,905	$—	$548,481
Issuance of successor common stock	—	3	—	—	—	—	3
Share-based compensation	—	—	—	—	3,400	—	3,400
Net income	—	—	—	—	—	9,930	9,930
Balance as of December 31, 2016 (Successor)	$—	$250	$37,329	$—	$514,305	$9,930	$561,814
Share-based compensation	—	3	—	—	10,450	—	10,453
Acquisition of treasury stock	—	—	—	(1,603)	—	—	(1,603)
Net loss	—	—	—	—	—	(85,077)	(85,077)
Balance as of December 31, 2017 (Successor)	$—	$253	$37,329	$(1,603)	$524,755	$(75,147)	$485,587

MIDSTATES PETROLEUM COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2017	For the Period October 21, 2016 through December 31, 2016	For the Period January 1, 2016 through October 20, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(85,077)	$9,930	$1,323,079
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gains on commodity derivative contracts—net	(3,659)	—	—
Net cash received for commodity derivative contracts not designated as hedging instruments	6,891	—	—
Asset retirement accretion	1,100	210	1,414
Depreciation, depletion, and amortization	65,832	12,974	62,302
Impairment in carrying value of oil and gas properties	125,300	—	232,108
Share-based compensation, net of amounts capitalized to oil and gas properties	9,196	2,909	2,564
Deferred income taxes	—	—	—
Amortization of deferred financing costs	385	63	4,587
Paid-in-kind interest expense	—	—	3,531
Amortization of deferred gain on debt restructuring	—	—	(8,246)
Operating lease abandonment	—	—	1,574
Non-cash reorganization items	—	—	(1,630,873)
Transaction costs for debt restructuring	—	—	—
Change in operating assets and liabilities:
Accounts receivable—oil and gas sales	2,766	(115)	(2,391)
Accounts receivable—JIB and other	3,362	(1,812)	22,002
Other current and noncurrent assets	283	1,783	(5,868)
Accounts payable	2,961	(1,555)	1,797
Accrued liabilities	(8,973)	(740)	55,160
Other	(765)	(3)	(743)
Net cash provided by operating activities	$119,602	$23,644	$61,997
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	$(130,199)	$(23,346)	$(133,307)
Proceeds from the sale of oil and gas properties	4,235	—	—
Net cash used in investing activities	$(125,964)	$(23,346)	$(133,307)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	$—	$—	$—
Proceeds from revolving credit facility	—	—	249,384
Repayment of long-term borrowings	—	—	(60,000)
Repayment of revolving credit facility	—	—	(121,324)
Deferred financing costs	(375)	—	(1,250)
Transaction costs for debt restructuring	—	—	—
Repurchase of restricted stock for tax withholdings	(1,603)	—	(53)
Net cash (used in) provided by financing activities	$(1,978)	$—	$66,757
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(8,340)	$298	$(4,553)
Cash and cash equivalents, beginning of period	$76,838	$76,540	$81,093
Cash and cash equivalents, end of period	$68,498	$76,838	$76,540

MIDSTATES PETROLEUM COMPANY, INC.

SELECTED FINANCIAL AND OPERATING STATISTICS

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2017	2016(1)	2017	2016(1)	2017
Operating Data — Mississippian Lime:
Net production volumes:
Oil (Bbls/day)	4,960	6,140	5,108	7,741	4,940
NGLs (Bbls/day)	3,903	4,875	4,273	5,231	4,145
Natural gas (Mcf/day)	50,787	59,329	52,797	66,278	51,130
Total oil equivalents (MBoe)	1,594	1,923	6,636	8,791	1,620
Average daily production (Boe/day)	17,327	20,903	18,181	24,018	17,606
Operating Data — Anadarko Basin:
Net production volumes:
Oil (Bbls/day)	1,347	1,540	1,379	1,845	1,329
NGLs (Bbls/day)	1,065	1,139	1,066	1,222	992
Natural gas (Mcf/day)	8,867	10,064	9,135	10,669	8,581
Total oil equivalents (MBoe)	358	401	1,448	1,773	345
Average daily production (Boe/day)	3,890	4,356	3,967	4,845	3,752
Operating Data - Combined:
Net production volumes:
Oil (Bbls/day)	6,307	7,680	6,487	9,586	6,269
NGLs (Bbls/day)	4,968	6,013	5,339	6,453	5,137
Natural gas (Mcf/day)	59,654	69,393	61,932	76,948	59,711
Total oil equivalents (MBoe)	1,952	2,324	8,084	10,564	1,965
Average daily production (Boe/day)	21,217	25,259	22,148	28,863	21,358
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$54.43	$47.19	$49.45	$39.38	$47.14
Oil, with realized derivatives (per Bbl)	$53.49	$47.19	$50.92	$39.38	$50.11
Natural gas liquids, without realized derivatives (per Bbl)	$27.42	$19.51	$22.64	$15.19	$22.55
Natural gas liquids, with realized derivatives (per Bbl)	$27.42	$19.51	$22.64	$15.19	$22.55
Natural gas, without realized derivatives (per Mcf)	$2.44	$2.74	$2.64	$2.20	$2.54
Natural gas, with realized derivatives (per Mcf)	$2.67	$2.74	$2.79	$2.20	$2.76
Costs and Expenses (per Boe of production):
Lease operating and workover	$7.80	$8.01	$7.83	$6.45	$7.97
Gathering and transportation	$1.78	$1.78	$1.79	$1.66	$1.88
Severance and other taxes	$1.38	$0.74	$1.10	$0.62	$1.20
Asset retirement accretion	$0.14	$0.13	$0.14	$0.15	$0.14
Depreciation, depletion and amortization	$9.92	$6.90	$8.14	$7.13	$7.72
Impairment of oil and gas properties	$64.19	$3.24	$15.50	$21.97	—
General and administrative	$3.20	$3.50	$3.63	$2.58	$3.69
Acquisition and transaction costs	—	—	—	—	—
Debt restructuring costs and advisory fees	—	—	—	$0.72	—
Other	—	—	—	—	—

(1) For illustrative purposes, Midstates has combined the Successor Period and Predecessor Period to derive combined results for the three months ended December 31, 2016 and the year ended December 31, 2016. The combination was generated by addition of comparable financial statement line item captions. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and liability adjustments, the results of operations for the Successor Period are not comparable to those of the Predecessor Period. The financial information preceding the table above provides the Successor Period and the Predecessor Period GAAP results for the applicable periods. Midstates believes that subject to consideration of the impact of fresh-start accounting, combining the results of the Predecessor Period and Successor Period provide meaningful information about the financial results of Midstates, including production, revenues and costs, that assist a reader in understanding its financial results for the applicable periods.

MIDSTATES PETROLEUM COMPANY, INC.

ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2017	2016(1)	2017	2016(1)	2017
Adjusted EBITDA to net income (loss) reconciliation:
Net income (loss)	$(120,967)	$1,541,705	$(85,077)	$1,333,009	$3,663
Depreciation, depletion and amortization	19,361	16,047	65,832	75,276	15,170
Impairment in carrying value of oil and gas properties	125,300	7,524	125,300	232,108	—
Losses (gains) on commodity derivative contracts—net	5,108	—	(3,659)	—	3,591
Net cash received (paid) for commodity derivative contracts not designated as hedging instruments	742	—	6,891	—	2,909
Income tax expense	—	—	—	—	—
Interest income	(9)	—	(9)	(81)	—
Interest expense, net of amounts capitalized	1,738	1,384	5,592	67,103	1,649
Asset retirement obligation accretion	267	308	1,100	1,624	274
Reorganization items, net	—	(1,536,517)	—	(1,594,281)	—
Share-based compensation, net of amounts capitalized	2,094	4,198	9,196	5,473	2,835
Adjusted EBITDA — Non-GAAP	$33,634	$34,649	$125,166	$120,231	$30,091
Debt restructuring costs and advisory fees	300	—	3,030	7,590	139
Adjusted EBITDA before restructuring and advisory costs — Non-GAAP	$33,934	$34,649	$128,196	$127,821	$30,230

(1) For illustrative purposes, Midstates has combined the Successor Period and Predecessor Period to derive combined results for the three months ended December 31, 2016 and the year ended December 31, 2016. The combination was generated by addition of comparable financial statement line item captions. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and liability adjustments, the results of operations for the Successor Period are not comparable to those of the Predecessor Period. The financial information preceding the table above provides the Successor Period and the Predecessor Period GAAP results for the applicable periods. Midstates believes that subject to consideration of the impact of fresh-start accounting, combining the results of the Predecessor Period and Successor Period provide meaningful information about the financial results of Midstates, including production, revenues and costs, that assist a reader in understanding its financial results for the applicable periods.

MIDSTATES PETROLEUM COMPANY, INC.

CASH OPERATING EXPENSES

(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2017	2016(1)	2017	2016(1)	2017

Operating Expenses — GAAP	$172,582	$56,467	$308,247	$436,003	$44,403
Adjustments for certain non-cash items:
Asset retirement accretion	267	308	1,100	1,624	274
Share-based compensation, net	2,094	4,198	9,196	5,473	2,835
Depreciation, depletion and amortization	19,360	16,047	65,832	75,276	15,170
Impairment of oil and gas properties	125,300	7,524	125,300	232,108	—
Other	—	—	—	—	—
Cash Operating Expenses — Non-GAAP	$25,561	$28,390	$106,819	$121,522	$26,124
Cash Operating Expenses — Non-GAAP per BOE	$13.09	$12.22	$13.21	$11.50	$13.29

Debt restructuring costs and advisory fees	$300	$—	$3,030	$7,590	$139
Debt restructuring costs and advisory fees, per BOE	$0.15	$—	$0.37	$0.72	$0.07

Severance and Houston lease abandonment costs	$331	$—	$331	$3,210	$—
Severance and Houston lease abandonment costs, per BOE	$0.17	$—	$0.04	$0.30	$—

Adjusted Cash Operating Expenses — Non-GAAP	$24,930	$28,390	$103,458	$110,722	$25,985
Adjusted Cash Operating Expenses — Non-GAAP per BOE	$12.77	$12.22	$12.80	$10.48	$13.22

(1)  For illustrative purposes, Midstates has combined the Successor Period and Predecessor Period to derive combined results for the three months ended December 31, 2016 and the year ended December 31, 2016. The combination was generated by addition of comparable financial statement line item captions. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and liability adjustments, the results of operations for the Successor Period are not comparable to those of the Predecessor Period. The financial information preceding the table above provides the Successor Period and the Predecessor Period GAAP results for the applicable periods. Midstates believes that subject to consideration of the impact of fresh-start accounting, combining the results of the Predecessor Period and Successor Period provide meaningful information about the financial results of Midstates, including production, revenues and costs, that assist a reader in understanding its financial results for the applicable periods.

MIDSTATES PETROLEUM COMPANY, INC.

ADJUSTED CASH GENERAL AND ADMINISTRATIVE EXPENSES

(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,		For the Three Months Ended September 30,
	2017	2016(1)	2017	2016(1)	2017

General and Administrative Expenses — GAAP	$6,250	$8,133	$29,352	$27,226	$7,255
Adjustments for certain non-cash and non-recurring items:
Share-based compensation, net	(2,094)	(4,198)	(9,196)	(5,473)	(2,835)
Capitalized general and administrative expenses	606	876	3,270	3,737	898
Severance and other costs	(331)	—	(331)	(1,636)	—
Houston office lease abandonment costs	—	—	—	(1,574)	—
Advisory costs included in general and administrative expenses	(300)	1,070	(3,030)	1,070	(139)
Adjusted Cash General and Administrative Expenses — Non-GAAP	$4,131	$5,881	$20,065	$23,350	$5,179
Adjusted Cash General and Administrative Expenses — Non-GAAP per BOE	$2.12	$2.53	$2.48	$2.21	$2.64

(1)  For illustrative purposes, Midstates has combined the Successor Period and Predecessor Period to derive combined results for the three months ended December 31, 2016 and the year ended December 31, 2016. The combination was generated by addition of comparable financial statement line item captions. However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start accounting, including asset valuation adjustments and liability adjustments, the results of operations for the Successor Period are not comparable to those of the Predecessor Period. The financial information preceding the table above provides the Successor Period and the Predecessor Period GAAP results for the applicable periods. Midstates believes that subject to consideration of the impact of fresh-start accounting, combining the results of the Predecessor Period and Successor Period provide meaningful information about the financial results of Midstates, including production, revenues and costs, that assist a reader in understanding its financial results for the applicable periods.

MIDSTATES PETROLEUM COMPANY, INC.

Reconciliation of PV-10 to the Standardized Measure

We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves as calculated in the respective reserves report using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations (“ARO”). PV-10 is a financial measure not defined under US GAAP. Accordingly, the following table reconciles total PV-10 to the standardized measure of discounted future net cash flows, which is the most directly comparable US GAAP financial measure. We believe the presentation of PV-10 provides useful information because it is widely used by investors in evaluating oil and natural gas companies without regard to specific income tax characteristics of such entities. PV-10 is not a measure of financial or operating performance under US GAAP, nor is it intended to represent the current market value of our estimated proved reserves. PV-10 should not be considered in isolation or as a substitute for the standardized measure of discounted future net cash flows as defined under US GAAP.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted cash flows (in thousands):

	As of December 31, 2017	As of December 31, 2016
PV-10	$558,133	$578,155
Present value of future income tax, discounted at 10%	(8,890)	(48,205)
Standardized measure of discounted future net cash flows	$549,243	$529,950